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                                                                     EXHIBIT 23B

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 23, 1996, which appears on page 13 of the 1995 Annual Report to the Shareholders of Stein Mart, Inc., which is incorporated by reference in Stein Mart, Inc.'s Annual Report on Form 10-K for the year ended December 30, 1995. We also consent to the references to us under the headings "Experts" and "Selected Financial and Operating Data" in such Registration Statement. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial and Operating Data".

PRICE WATERHOUSE LLP

Orlando, Florida
August 27, 1996